Exhibit 10.13

Daniel S. Och

10 Bank Street, Suite 1120

White Plains, New York 10606

March 22, 2021

This letter is to confirm the undersigned’s commitment that, through April 1, 2021, if funds are needed by Ajax I (the “Company”) and upon request by the Company, the undersigned will provide loans of up to an aggregate of $1,500,000.00 to the Company. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a business combination. The undersigned understands that if the Company does not consummate a business combination (as described in the Company’s prospectus, dated October 27, 2020), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company’s initial public offering.

/s/ Daniel S. Och
Daniel S. Och